Exhibit 99.1

INVERNESS MEDICAL INNOVATIONS ANNOUNCES
THIRD QUARTER 2004 RESULTS

WALTHAM, MA…October 27, 2004…Inverness Medical Innovations, Inc. (AMEX: IMA), a leading manufacturer and marketer of rapid diagnostic products for the consumer and professional markets, today announced its financial results for the quarter ended September 30, 2004.

For the third quarter of 2004, Inverness Medical Innovations reported a net loss under accounting principles generally accepted in the United States of America (“GAAP”) of $771,000, compared to net income of $1.7 million in the third quarter of 2003.  The net loss available to common stockholders was also $771,000, or $0.04 per diluted share, in the third quarter of 2004 compared to net income available to common stockholders of $1.5 million, or $0.08 per diluted share, for the third quarter of 2003.  The Company’s reported loss in its 2004 third quarter results under GAAP included the $1.6 million after tax effect of the previously announced restructuring charge to cover all expected severance, early retirement benefits and third party outplacement services and training costs arising from a recently completed plan of termination at the Company’s manufacturing facility in Bedford, England.

Excluding the aforementioned charge, as well as certain non-cash discounts and redemption interest related to redeemable convertible preferred stock (discussed in footnote (b) of the reconciliation) which reduced earnings available to common stockholders under GAAP in the third quarter of 2003, the Company’s reported income for the third quarter of 2004 would have been $781,000, or $0.04 per diluted share, compared to income of $1.7 million, or $0.09 per diluted share, for the third quarter of 2003.

In the third quarter of 2004, the Company recorded net revenues of $97.5 million compared to net revenues of $72.4 million in the third quarter of 2003.  Excluding the favorable impact of currency translation, revenues grew by approximately $22.5 million or 31% over the third quarter of 2003.   Of this revenue increase, $14.6 million was contributed by the business acquired from Abbott Laboratories on September 30, 2003, Applied Biotech, Inc., which was acquired on August 27, 2003 and Viva Diagnostika GmbH, which was acquired June 2, 2004.  In addition, compared to the third quarter of 2003 and adjusted for the impact of foreign currency translation, organic growth in the Company’s consumer and professional diagnostics businesses was 13.4%, due primarily to increased sales of the Company’s

Clearblue digital pregnancy test and shipments of Pfizer’s digital and visual e.p.t. brand pregnancy tests, which commenced in December 2003 and June 2004, respectively.

For the nine months ended September 30, 2004, the Company reported a net loss under GAAP of $8.5 million, compared to net income of $9.6 million for the nine months ended September 30, 2003.  The net loss available to common stockholders was $9.3 million, or $0.47 per diluted share, for the nine months ended September 30, 2004 compared to net income available to common stockholders of $9.6 million, or $0.55 per diluted share, for the nine months ended September 30, 2003.  Excluding non-recurring and certain other charges and income, as well as certain non-cash discounts and redemption interest related to redeemable convertible preferred stock (discussed in footnote (b) of the reconciliation) which reduced earnings available to common stockholders under GAAP, the Company reported a loss of $3.2 million, or $0.16 per diluted share, for the nine months ended September 30, 2004, compared to income of $5.8 million, or $0.35 per diluted share, for the nine months ended September 30, 2003.

Net revenues for the nine months ended September 30, 2004 were $276.9 million compared to net revenues of $203.2 million for the nine months ended September 30, 2003.  The majority of the revenue increase was due to the revenues contributed by the business acquired from Abbott Laboratories, the acquisition of Applied Biotech, Inc., increased sales of the Company’s Clearblue digital pregnancy test, shipments of Pfizer’s digital and visual e.p.t. brand pregnancy tests, and the effects of foreign currencies.

A detailed reconciliation of the Company’s income or loss excluding non-recurring items and certain other charges and income, which is a non-GAAP financial measure, to net income or loss under GAAP is included in the schedules to this press release.

The Company will host a conference call beginning at 10:00 a.m. (Eastern Time) today, October 27, 2004, to discuss these results and answer questions concerning business and financial developments and trends.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.  The conference call can be accessed by dialing 973-582-2785 (domestic and international), an access code is not required, or via a link on the Inverness website at www.invernessmedical.com and www.calleci.com.  A telephone replay of the call will be available by dialing 973-341-3080 (domestic and international) with an access code of 5309915.  That replay will be available until 12:00 midnight (Eastern Time) on October 29, 2004.  An on demand webcast of the call will be available at the Inverness website (http://www.invernessmedical.com/news.cfm) two hours after the end of the call and will be accessible for 12 months.  Additionally, reconciliations to non-GAAP financial measures not included in this press release that may be discussed during the call will also be available at the same website beginning shortly before the conference call and will continue to be available on this website for 12 months.

For more information about Inverness Medical Innovations, please visit our website at www.invernessmedical.com.

Inverness Medical Innovations is a leading global developer of advanced diagnostic devices and is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of professional diagnostic and consumer-oriented applications including immuno-diagnostics with a focus on women’s health, cardiology and infectious disease.  The Company’s new product development efforts, as well as its position as a leading supplier of consumer pregnancy and fertility/ovulation tests and rapid point-of-care diagnostics, are supported by its strong intellectual property portfolio.  The Company is headquartered in Waltham, Massachusetts.

This press release contains forward-looking statements within the meaning of the federal securities laws. Actual results may differ materially due to numerous factors, including without limitation, the ability of the Company to successfully develop and commercialize products, the potential market acceptance of the Company’s current and future products, the efficacy and safety of the Company’s products, the content and timing of submissions to and decisions by regulatory authorities both in the United States and abroad, the ability to manufacture sufficient quantities of product for development and commercialization activities, and the effect of pending and future legal proceedings, including the cost thereof, on the Company’s financial performance and product offerings and the risks and uncertainties described in the Company’s periodic reports filed with the Securities and Exchange Commission under the federal securities laws, including the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2003, and its Quarterly Report on Form 10-Q for the period ended June 30, 2004. The Company undertakes no obligation to update any forward-looking statements.

Source: Inverness Medical Innovations

Inverness Medical Innovations, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in $000s, except per share amounts)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2004		2003		2004		2003
							(restated)

Net revenues	$97,505		$72,393		$276,933		$203,212
Cost of sales	59,120		40,902		166,533		113,217
Gross profit	38,385		31,491		110,400		89,995

Operating expenses:
Research and development	7,850		6,413		23,265		17,055
Selling, general and administrative	27,077		20,888		78,947		60,962
Stock-based compensation	—		60		—		66
Total operating expenses	34,927		27,361		102,212		78,083
Operating income	3,458		4,130		8,188		11,912
Interest and other income (expense), net	(3,667)		(2,076)		(15,502)		(336)
Income tax provision	562		392		1,202		2,019
Net (loss) income	$(771)		$1,662		$(8,516)		$9,557

Non-cash amortization of discounts and dividends on preferred stock	—		(143)		(749)		(458)
Net (loss) income available to common stockholders - basic	$(771)		$1,519		$(9,265)		$9,099
Net (loss) income available to common stockholders - diluted	$(771)		$1,519		$(9,265)		$9,581	(c)

Net (loss) income per common share:
Basic	$(0.04)		$0.09		$(0.47)		$0.62
Diluted	$(0.04	)(a)	$0.08	(b)	$(0.47	)(a)	$0.55	(c)

Weighted average shares - basic	20,296		16,301		19,813		14,719
Weighted average shares - diluted	20,296	(a)	18,176	(b)	19,813	(a)	17,435	(c)

(a) For the three and nine months ended September 30, 2004, potential diluted shares were not used in the calculation of diluted loss per share because inclusion thereof would be antidilutive.

(b)  For the three months ended September 30, 2003, 344,000 shares issuable under convertible debt and 646,000 shares issuable under preferred stock were not included in the calculation of diluted income per share because the inclusion thereof, together with the add back of interest and dividends, would be antidilutive.

(c)  For the nine months ended September 30, 2003, 344,000 shares issuable under convertible debt and 646,000 shares issuable under preferred stock were dilutive.  Consequently, $135,000 in interest related to the convertible debt and $347,000 in redemption interest and dividends related to the preferred stock were added back to net income available to common stockholders in the calculation of diluted income per share under the if-converted assumption.

Inverness Medical Innovations, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in $000s)

	September 30,	December 31,
	2004	2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$18,944	$24,622
Accounts receivable, net	57,665	55,418
Inventories	57,288	47,043
Prepaid expenses and other current assets	12,071	11,777
Total current assets	145,968	138,860

PROPERTY, PLANT AND EQUIPMENT, NET	62,645	56,999
GOODWILL AND OTHER INTANGIBLE ASSETS, NET	346,208	336,077
DEFERRED FINANCING COSTS AND OTHER ASSETS, NET	13,831	11,532
Total assets	$568,652	$543,468

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of notes payable	$510	$14,512
Other current liabilities	80,291	79,128
Total current liabilities	80,801	93,640

LONG-TERM LIABILITIES:
Notes payable, net of current portion	199,605	161,669
Other long-term liabilities	16,492	12,425
Total long-term liabilities	216,097	174,094

REDEEMABLE CONVERTIBLE PREFERRED STOCK	—	6,185
TOTAL STOCKHOLDERS’ EQUITY	271,754	269,549
Total liabilities and stockholders’ equity	$568,652	$543,468

Inverness Medical Innovations, Inc. and Subsidiaries

Reconciliation of net (loss) income to income (loss) excluding non-recurring and certain other charges and income (a)

(in $000s, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2004		2003	2004	2003
					(restated)

Net (loss) income under generally accepted accounting principles	$(771)		$1,662	$(8,516)	$9,557

Non-recurring and certain other charges and income, net of tax effect:

Non-recurring income from settlement with Unilever					(3,803)
Write-off of financing costs and prepayment fees incurred in connection with early extinguishment of debt				3,788
Restructuring costs	1,552			1,552

Total non-recurring and certain other charges and income, net of tax effect	1,552		—	5,340	(3,803)

Income (loss) excluding non-recurring and certain other charges and income	$781		$1,662	$(3,176)	$5,754

Weighted average common shares - diluted	20,874	(c)	18,176	19,813	16,445	(d)

Diluted net income (loss) per common share, excluding non-recurring and certain other charges and income (b)	$0.04	(c)	$0.09	$(0.16)	$0.35	(d)

(a) When internally evaluating the Company’s business, management generally excludes from income or loss non-recurring and certain other charges and income that have a significant positive or negative impact on results yet do not occur on a consistent or regular basis in its business.  In determining whether a particular item meets these criteria, management considers all of the facts and circumstances relating to its incurrence.  Management believes that excluding such charges and income from income or loss allows investors and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner.  It should be noted that income or loss excluding such charges and income is not a standard financial measurement under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net income or loss or cash flow from operating activities, as a measure of liquidity or as an indicator of operating performance or any measure of performance derived in accordance with GAAP.

(b) In addition to the non-recurring and other charges or income listed above, the diluted net income (loss) per common share, as shown above, excludes amortization of non-cash discounts and redemption interest on preferred stock which are included in net (loss) income per common share calculated in accordance with GAAP.  There were no charges for non-cash discounts and redemption interest on preferred stock during the three months ended September 30, 2004.  The charges for non-cash discounts and redemption interest on preferred stock that are excluded above total $749,000, or $0.04 per dilutive common share, for the nine months ended September 30, 2004 and $143,000 and $458,000, or $0.01 and $0.03 per dilutive common share, for the three and nine months ended September 30, 2003, respectively.  Because all issued preferred stock have been converted into common stock on January 14, 2004, such shares have been included in basic and diluted weighted average share calculations subsequent to that date.  There will be no amortization of non-cash discounts and redemption interest in future periods, that would reduce net income or increase net loss available to common stockholders.

(c) Included in the weighted average dilutive common shares and the calculation of diluted net income per common share for the three months ended September 30, 2004, as shown above, is an aggregate of 578,000 shares of potential dilutive common stock options and warrants.

(d) Excluded from the weighted average dilutive common shares and the calculation of diluted net income per common share for the nine months ended September 30, 2003, as shown above, are 344,000 shares issuable under convertible debt because the inclusion thereof, together with the reversal of related interest, as if such securities were converted at the beginning of the period, would be antidilutive.   Also excluded from the weighted average dilutive common shares, as shown above, for the nine months ended September 30, 2003 are 646,000 shares issuable for preferred stock.  See note (b) above.